Exhibit 99.1

                                ACCESS NEWS


Contact: Company	                           Contact: Investor Relations
Stephen B. Thompson	                                  Donald C. Weinberger
Vice President & CFO	                          Wolfe Axelrod Weinberger LLC
(214) 905-5100	                                                (212) 370-4500

                   ACCESS PHARMACEUTICALS IMPLEMENTS 1 FOR 5
                            REVERSE STOCK SPLIT

Dallas, TEXAS, June 5, 2006, ACCESS PHARMACEUTICALS, INC. (ACCP.OB) (formerly AKCA.OB) today announced a one for five reverse stock split. The reverse split will take effect and the shares will begin trading on a post-split basis at the opening of business on Monday, June 5, 2006. The Company's new ticker symbol is "ACCP" and the Company's common stock will be traded on the OTC Bulletin Board.

The shareholders at a meeting May 19, 2006 approved a five to one reverse stock split of the Company's common stock. After giving effect to the one for five reverse stock split, the Company will have approximately 3.5 million shares outstanding. Shareholders will be notified by American Stock Transfer & Trust Company, Access' stock transfer agent, regarding the process for receiving new share certificates.

The reverse split brings the number of shares outstanding and the share price to a level more consistent with companies of our size and stage of development.

Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include AP5346, currently in Phase II clinical testing of patients with ovarian cancer and head and neck cancer, and our mucoadhesive liquid technology for the treatment of patients with mucositis. The Company also has other advanced drug delivery technologies including vitamin-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements are subject to numerous risks, including but not limited to the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and other reports filed by us with the Securities and Exchange Commission.

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